Exhibit 10.2

Term Sheet
2014 Grant of Performance-Vesting Phantom Units and Tandem DERs
(Capitalized Terms are Defined in the LTIP)

Eligibility	• Executive Officers of TLGP
Form of Award	• Phantom Performance Units with tandem Distribution Equivalent Rights (“DERs”)
Tandem Dividend Equivalent Rights
• DERs entitle the participant to receive payments in an amount equal to any distributions made by the TLLP in respect of the Units underlying the phantom performance units to which such DER relates.
• The payments in respect of the DERs will be accrued over the performance period and paid in cash at the same time that the phantom performance unit award is settled.
• The DERs will be calculated and accrued based on the actual number of phantom performance units earned based on the actual performance results at the end of the performance period; provided, that for a terminated participant, the DERs will be pro-rated based upon the adjusted number of phantom performance units earned by such participant (as described below).
• In no event will dividend equivalents be paid with respect to unearned phantom performance units.

Date of Grant and Grant Frequency
• A date to be determined by the board of TLGP in consultation with the Compensation Committee of Tesoro Corporation.
• It is contemplated that grants of performance-vesting phantom units and tandem DERs will comprise a percentage of the value of designated executives’ annual long-term incentive compensation.

Payout Range	• The payout for the Performance Phantom Units can range from 0% to 200% as reflected in the Performance Payout Tables.
Performance Vesting
• Awards of phantom performance units and tandem DERs will vest at the end of a defined performance period to the extent that performance objectives are achieved.

• The Performance Phantom Unit will be measured using the average of three discrete one-year relative Total Unitholder Returns (TUR) compared to the average of three discrete one-year relative TURs for the performance peer group over the performance period.

	TLLP’s Average Performance Relative to the Performance Peer Group’s Average of Relative TUR	Payout as a Percentage of Target Number of Phantom Units
	<30th percentile	0%
	30th percentile	50%
	50th percentile	100%
	75th percentile	150%
	90th percentile +	200%
	Interpolation shall be used between the above thresholds.

Performance Metric
• TUR for TLLP or any member of the performance peer group is defined as the percentage increase in the value of a $100 investment in a common unit purchased at the average closing price of such common unit over the 20 trading days prior to the first day of each of the discrete one-year performance measurement period with respect to which the grant is made, assuming:
¡ Distributions are reinvested in additional fractional units or common units on the date they are declared based on the closing price of common units on the date of such reinvestment; and
¡ Such investment is liquidated on the January 1 immediately following the last day of each of the discrete one-year performance period with respect to which the grant is made, at a price that is the average closing price of the common unit over the 20 trading days prior to the liquidation.

Performance Period	• The performance period for purposes of determining vesting of awards will be from January 1, 2014 through December 31, 2016.
Performance Peer Group
• The Performance Peer Group for the award measured using the TUR performance measure are the following companies:
• Enbridge Energy Partners, NuStar Energy, Buckeye Partners, Targa Resources Partners, Holly Energy Partners, Genesis Energy, Magellan Midstream Partners, TransMontaigne Partners, Global Partners, Martin Midstream Partners, MPLX, Phillips 66 Partners LP, Sunoco Logistics
The Committee may make such changes and adjustments to the Performance Peer Group from time to time that it deems equitable or appropriate in its discretion as a result of or to account for a Change in Control or any transaction described in Section 4(c) or 7(c) of the Plan or any similar or other extraordinary transaction that may occur with respect a member of the Performance Peer Group or a member of the Performance Peer Group ceasing to be a publicly traded company, which change(s) or adjustment(s) may include, but are not limited to removing, replacing or adding additional members to the Performance Peer Group for all or any purposes under this Agreement.

Early Vesting
• Awards of phantom performance units will vest at target regardless of the TLLP’s performance relative to that of the performance peer group, and DERs accumulated on those units will be paid in the following events:
¡ A Change in Control of TLGP
¡ The death or Disability of the employee

• A percentage of awards of phantom performance units will be paid out based on actual TLLP’s performance relative to that of the performance peer group and DERs accumulated on those units will be paid in the following events. (For an involuntary termination without Cause, an employee must work a minimum of 12 full months during the performance period to receive a payout). Such percentage will be the number of full months worked in during the performance period divided the number of full months in the performance period.
¡ Retirement
¡ Involuntary termination without Cause

Forfeiture
• Awards of Phantom Units and unpaid DERs will be forfeited in the event of a termination of the employee by the Company for Cause or in the event of the voluntary termination of the employee for any reason except for Retirement.
• Awards of Phantom Units and unpaid DERs will be forfeited in the event of an involuntary termination without cause if employee has not worked a full 12 months of the performance period.

Form of Payment	• Payment of phantom restricted units shall be made in common units of TLLP • Payment of earned DERs shall be made in cash
Tax Withholding
• Employee shall remit an amount sufficient to satisfy Federal or state withholding tax. Withholding obligations will be satisfied through the surrender of common partnership units otherwise payable to the employee in respect to earned units.
• Cash payments in respect to any earned units or related DERs shall be made net of any applicable withholding taxes.